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                                                                    Exhibit 3(i)

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             FANZ ENTERPRISES, INC.

         FIRST: The name of the Corporation is FanZ Enterprises, Inc.

         SECOND: The address of its registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted is:

                  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 20,010,000 shares consisting of:

         (1) 20,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"); and

         (2) 10,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

         The following is a statement of the express terms, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and the Common Stock:

                                 PREFERRED STOCK
                                 ---------------

         Section 1. DESIGNATION. The designation of the series of Preferred Stock, authorized by this resolution shall be "10% Cumulative Preferred Stock" (the "Cumulative Stock"). The par value of the Cumulative Stock shall be $.01 per share. The number of shares of Cumulative Stock shall be 10,000.

         Section 2. RANK. The Cumulative Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to all classes of the Common Stock of the Corporation.

         Section 3. DIVIDENDS. (a) The holders of the shares of Cumulative Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of 10% ($4.00) per share, and no more, in preference to and in priority over any dividends upon any of the Common Stock. Such dividends shall be payable in equal quarterly payments (except with respect to the first payment, as

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provided below) on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 2001 (each of such dates being a "dividend payment date"). Such dividend shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared. Each such quarterly dividend shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the quarter in which such dividend may be payable as herein provided (the "Effective Time").

                  (b) Notwithstanding anything contained herein to the contrary, no cash dividends on shares of Cumulative Stock or Common Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation entered into for the purpose of providing financing for the Corporation's operations (including any related refinancings) or working capital, or any refinancings of any of the above ("Senior Debt") (whether or not entered into prior to or after the Effective Time), specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder; PROVIDED, HOWEVER, that nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any cash dividends on shares of the Cumulative Stock at any time, whether permitted by any of such agreements or not.

                  (c) The Corporation shall not declare, pay or set apart for payment any dividend on any of the Common Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Common Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Common Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Common Stock (other than purchases or redemptions pursuant to or in accordance with employee stock subscription agreements entered into between the Corporation and certain of its or its subsidiaries' officers and key employees), UNLESS prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on shares of the Cumulative Stock not paid on the dates provided for in Section 3(a) hereof (including accrued dividends not paid by reason of the terms and conditions of Section 3(d) hereof) shall have been or be paid.

                  (d) Each fractional share of Cumulative Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Cumulative Stock pursuant to Section 3(a) hereof and to a ratably proportionate share of all other rights pertaining to the Cumulative Stock. All such dividends shall be payable in the same manner and at such times as provided for in Section 3(a) hereof with respect to dividends on each outstanding share of Cumulative Stock, and all such other rights shall be exercised in the same manner as is provided herein for full shares of Cumulative Stock.

         Section 4. LIQUIDATION PREFERENCE. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of

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Cumulative Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $60 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Common Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Cumulative Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Cumulative Stock are entitled were paid in full.

                  (b) A consolidation or merger of the Corporation (other than one in which the holders of the Common Stock of the corporation immediately prior to the merger or consolidation continue to hold, directly or indirectly, more than 50% of the voting power of the Common Stock of the surviving corporation) or a sale of all or substantially all of the assets or Common Stock of the Corporation shall be treated as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4.

         Section 5. REDEMPTION. (a) The Corporation may redeem at its option the Cumulative Stock, at any time on or after the date which is six months after the closing of a Qualified Public Offering, in whole or from time to time in part, at a redemption price of $60 per share (the "Redemption Amount"), to the extent the Corporation shall have funds legally available for such payment; PROVIDED, HOWEVER, that no such redemption shall be made while any Senior Debt defined in
Section 3(b) above is outstanding so long as such redemption is prohibited by the terms of such Senior Debt. In the event the Cumulative Stock is redeemed by the Corporation in accordance with this Section 5, the holders of Cumulative Stock shall only be entitled to receive the Redemption Amount and not the amount of any accrued and unpaid dividends.

                  (b) Shares of Cumulative Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; PROVIDED, HOWEVER, that no such issued and reacquired shares of Cumulative Stock shall be reissued or sold as Cumulative Stock unless reissued as a stock dividend on shares of Cumulative Stock.

                  (c) For purposes of this Section 5, the term "Qualified Public Offering" shall mean the sale in a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), of the Common Stock of the Corporation consummated pursuant to a registration statement declared effective under the Securities Act, the gross proceeds of which to the Corporation and/or the selling shareholders, if any, are at least Ten Million Dollars ($10,000,000).

         Section 6. PROCEDURE FOR REDEMPTION. (a) In the event that fewer than all the outstanding shares of Cumulative Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot, except that in any redemption of fewer than all the outstanding shares of Cumulative Stock, the Corporation

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may redeem all shares held by any holders of a number of shares not to exceed
100 as may be specified by the Board of Directors.

                  (b) In the event the Corporation shall redeem shares of Cumulative Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 20 days or more than 50 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; PROVIDED, HOWEVER, that no failure to give such notice or any defect therein shall affect the validity of the proceeding for the redemption of any shares of Cumulative Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Cumulative Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

                  (c) Notice having been mailed as aforesaid, from and after the redemption date (unless, default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Cumulative Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price upon exchange) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         Section 7. VOTING RIGHTS. (a) the holders of record of shares of Cumulative Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 7 or as otherwise provided by law.

                  (b) Without the affirmative vote of the holders of at least two thirds of the outstanding shares of Cumulative Stock, voting as a class, the Corporation may not (i) amend any provision of the Restated Certificate of Incorporation or this Certificate that would affect adversely the voting powers (except as such voting powers may be affected by the authorization of any new series of Preferred Stock having the same voting rights as the Cumulative Stock or by the authorization of any other shares of any class that are not entitled to vote together with the Cumulative Stock in any class vote) or other rights or preferences of holders of the shares of Cumulative Stock; or (ii) authorize or create any class of Common Stock or obligations or securities convertible into or evidencing the right to purchase any Common Stock. Without the affirmative vote of the holders of a majority of the outstanding shares of Cumulative Stock, voting as a class, the Corporation may not authorize or create any class of Preferred Stock or obligations or securities convertible into or evidencing the right to purchase any Preferred Stock.

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                                  COMMON STOCK
                                  ------------

         The Common Stock shall be subject to the express terms of the Cumulative Stock. The terms and provisions of each share of Common Stock shall be identical to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such Common Stock upon matters presented to the stockholders.

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

                  To make, alter or repeal the by-laws of the Corporation.

                  To authorize and cause to be executed mortgages and liens upon the real property of the Corporation.

                  To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the Corporation, shall have and may exercise all of the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

                  When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist, in whole or in part, of money or property, including shares

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         of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

         SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

         EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         NINTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         TENTH: A. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent, authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subsection B of this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if

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such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

B. If a claim under subsection A of this Article is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

D. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

E. As used in this Article, references to "the Corporation" shall include, in addition to the resulting or surviving corporation, any constituent corporation absorbed in a consolidation or merger

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which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

F. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding and an action by the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated or by any other applicable law.



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